Consolidated Edison, Inc.
                 Information Sheet for Electric Rate Case Filing



Reasons for the filing
----------------------

o The rate increase will enable Con Edison to maintain the financial strength and flexibility it needs to continue to provide the highest levels of service reliability to the residents and businesses of New York City and Westchester County.
o The New York metropolitan area is particularly dependent on a reliable supply of electricity for transportation, water, cooling and other basic requirements in this densely populated environment
o Demand for electricity has been increasing steadily as the population of New York grows and enhanced technology enables the use of new and varied electronic devices.
o Con Edison is investing heavily in the electric infrastructure in order to meet the growing needs of residents and businesses and support future economic growth in the region. Almost $1 billion per year will be invested in electric transmission and distribution over the next 5 years.
o The proposed rate increase will enable Con Edison to access the capital markets to raise the funds it requires at a low overall cost to consumers.





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Details of filing
-----------------

o        First rate increase request in 10 years
o        Rates have been reduced 7 times during last 10 years
o        Effective date of new rates -- April 2005
o        Rates based on future test year -- 12 months ending 3/31/06
o        Historic test year -- 12 months ended December 31, 2003
o        Proposed rate increase effective April 2005 -- $550 million (+6.7%)
o 2nd and 3rd stage increases effective April 2006 and April 2007 (estimated at $175 million and $290 million, respectively) to cover:
              o    Capital additions;
              o    Property taxes;
              o    Pensions and retiree health expenses; and
              o The impact, if any, of reconciling certain costs elements from the prior rate year.
o        Continued flow through of fuel and purchased power costs
o        Return on equity requested -- 12.0%
o        Equity ratio reflected in rate year -- 48.8%


True-up reconciliations requested
---------------------------------

o        Pensions and retiree health
o        Property taxes
o        Major unanticipated capital expenditures
o        Environmental remediation
o        Interest rates
o        Interference costs
o        World Trade Center costs
o        Inflation > 4%


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Major components of proposed electric rate increase
----------------------------------------------------

o        Plant additions -- $264 million
o        Property taxes -- $206 million
o        Return on equity -- $122 million
o        Pension and benefit costs -- $73 million
o New programs to support electric infrastructure and other cost increases -- $61 million
o        Deferred ratepayer credits -- ($176 million)

4-30-04